DIAMONDBACK ENERGY PRICES UPSIZED $750 MILLION TACK-ON OFFERING OF SENIOR NOTES

Midland, TX (September 18, 2018) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) announced today that it has priced an offering of $750.0 million aggregate principal amount of its 4.750% Senior Notes due 2024 (the “New Notes”), representing a $250.0 million upsize from the previously announced size of the offering, at an issue price of 99.75% of the aggregate principal amount of the New Notes (the “Tack-On Offering”). The New Notes will mature on November 1, 2024, unless redeemed in accordance with their terms prior to such date. The New Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The New Notes will be issued as additional securities under the indenture, dated as of October 28, 2016 (the “Indenture”), under which the Company issued $500.0 million aggregate principal amount of its 4.750% Senior Notes due 2024 on October 28, 2016, all of which were subsequently exchanged for substantially identical notes in the same aggregate principal amount registered under the Securities Act (the “Existing Notes”). The New Notes and the Existing Notes will be treated as a single class of debt securities under the Indenture, and the New Notes (following registration thereof) will be fungible for U.S. federal income tax purposes with the Existing Notes. The Tack-On Offering is expected to close on September 25, 2018, subject to customary closing conditions.

Diamondback intends to use the net proceeds from the Tack-On Offering to repay the outstanding borrowings under its revolving credit facility and for general corporate purposes, which may include funding a portion of the cash consideration for the pending acquisition of certain assets from Ajax Resources, LLC.

The New Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-

looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com